Exhibit 10.2
INTERNATIONAL FLAVORS & FRAGRANCES INC.

Amended and Restated
Executive Severance Policy
(As amended through and including March 9, 2015)

TABLE OF CONTENTS

Page

1.	Purpose	3
2.	Definitions	3
3.	Eligibility	9
4.	Administration	9
5.	Termination of Employment	9
6.	Termination of Employment by the Company Not for Cause or by a Tier I Employee for Good Reason Prior to or More than Two Years After a Change in Control	10
7.	Termination by the Company Not for Cause or by Employee for Good Reason Within Two Years After a Change in Control	11
8.	Effect of Federal Excise Tax	12
9.	Conditions to Receipt of Severance Payments and Benefits	14
10.	Other Provisions Applicable to Severance Payments and Benefits.	17
11.	Other Plans and Policies; Non‑Duplication of Payments or Benefits.	18
12.	Special Rules for Compliance with Code Section 409A	19
13.	Miscellaneous	20

INTERNATIONAL FLAVORS & FRAGRANCES INC.
Executive Severance Policy
1.Purpose. The purpose of this International Flavors & Fragrances Inc. Executive Severance Policy (this "Policy") is to provide certain Severance Payments and Benefits (as defined below) to designated key executives and employees of the Company in the event of a termination of their employment in certain specified circumstances. This Policy has been adopted in the form set forth herein effective as of March 9, 2015 (the “Effective Date”). This Policy is an amendment and restatement of the International Flavors & Fragrances Inc. Executive Separation Policy, which was last amended and restated effective as of October 23, 2014.
2.    Definitions. The following definitions are applicable for purposes of this Policy (including in any Annex hereto), in addition to terms defined in Section 1 above:
(a)    “2010 SAIP” means the Company’s 2010 Stock Award and Incentive Plan, as it may be amended and/or restated from time to time.
(b)    “2015 SAIP” means the Company’s 2015 Stock Award and Incentive Plan, as it may be amended and/or restated from time to time.
(c)    “Accounting Forfeiture Event” has the meaning specified in Section 9(b)(ii).
(d)    “Accrued Obligations” means (i) the Employee's base salary otherwise payable through the Date of Termination, (ii) any incentive compensation and benefits which have become vested or payable prior to the Date of Termination in accordance with the terms of the applicable Company incentive compensation and benefit plans and applicable Award Agreements (as defined below) but which have not yet been paid to the Employee, and (iii) unreimbursed business expenses reimbursable under Company policies then in effect; provided, however, that in each of (i), (ii) and (iii), to the extent permissible under applicable law, the Company may offset such amounts against any obligations and liabilities of the Employee to the Company.
(e)    “Affected Employee” has the meaning specified in Section 8(a).
(f)    “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
(g)    “AIP” means, for each Employee, the plan or arrangement of the Company providing cash‑denominated bonuses for annual Company and/or business unit performance in which such Employee participates.
(h)    “Award” shall mean any stock-based award or cash award permitted to be granted to an Employee under an SAIP or an AIP.
(i)    “Award Agreement” means an agreement (whether in written or electronic form) evidencing an Award granted under an SAIP or an AIP.
(j)    “Beneficiary” means a person or entity that an Employee designates in writing to the Company to receive payments or benefits hereunder in the event of the

Employee’s death. If no such person or entity is named or there is no surviving designated Beneficiary, such Employee’s Beneficiary shall be the Employee’s estate.
(k)    “Benefit Continuation” shall mean, subject to the continued co-payment of premiums by the Employee, the continued participation for the Employee and his or her eligible dependents in the Company’s Benefit Plans, upon the same terms and conditions in effect from time to time for active employees of the Company, as determined in good faith by the Committee.
(l)    “Benefit Continuation Period” has the meaning specified in Section 6(b).
(m)    “Benefit Plans” shall mean all medical and dental benefit plans of the Company and any group life insurance, group accident insurance and group disability insurance plans of the Company, in each case, as may be in effect from time to time.
(n)    “Board” means the Board of Directors of the Company.
(o)    “Cause” means, with respect to an Employee, the definition as such term is defined in any effective employment agreement with such Employee as of the Employee’s Date of Termination, otherwise Cause means (i) the Employee’s failure to perform his or her material duties in any material respect, which if such failure is reasonably susceptible to cure, has continued after the Company has provided written notice of such failure and the Employee has not cured such failure within ten (10) days of receipt by the Employee of such written notice, (ii) willful misconduct or gross negligence by the Employee that has caused or is reasonably expected to result in material injury to the Company’s business, reputation or prospects, (iii) the engagement by the Employee in illegal conduct or in any act of serious dishonesty which could reasonably be expected to result in material injury to the Company’s business or reputation or which adversely affects the Employee’s ability to perform his or her duties, (iv) the Employee being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, or (v) a material and willful violation by the Employee of the Company’s rules, policies or procedures. Notwithstanding the foregoing, a Tier I Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of the resolution duly adopted by the affirmative vote of the majority of the membership of the Board of Directors of the Company so finding.
(p)    A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:
(i)    any Person (as defined below) becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (as defined below), directly or indirectly, of securities of the Company representing 40% or more of the combined Voting Power (as defined below) of the Company’s then outstanding Voting Securities (as defined below), other than beneficial ownership by the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii)    individuals who at the Effective Data constitute a majority of the Board (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual shall be an Incumbent Director if such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board; or;
(iii)    The consummation of:
A.    A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of the outstanding Voting Securities of the Company immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined Voting Power of the outstanding Voting Securities of the parent entity resulting from, or issuing its Voting Securities as part of, such event;
B.    A complete liquidation or dissolution of the Company; or
C.    The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than (x) the Company, (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or (z) a Person whose Voting Securities immediately following such sale or disposition will be owned by the holders of the outstanding Voting Securities of the Company immediately prior thereto, in substantially the same proportions.
Notwithstanding the foregoing, no payment of any payment or benefit under this Policy that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code (as defined below) shall be made solely upon the occurrence of a Change in Control to the extent such Change in Control does not also qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) and such payment or benefit shall be paid on its otherwise scheduled payment date(s).

(q)    “CIC Benefit Continuation Period” has the meaning specified in Section 7(f).

(r)    “CIC Severance Factor” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, the multiple for each Employee as set forth in Annex I hereto.
(s)    “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(t)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
(u)    “Code Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.
(v)    “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate to perform administrative functions under this Policy.
(w)    “Company” means International Flavors & Fragrances Inc., a New York corporation, and all of its Affiliates, collectively, (and any successors or assigns thereto).
(x)    “Confidential Information” has the meaning specified in Section 9(a)(iii).
(y)    “Covenant Forfeiture Event” has the meaning specified in Section 9(b)(i).
(z)    “Date of Termination” means, unless otherwise agreed by the Company, (i) if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason and there is an ability to cure, the date that is one day after the last day of any applicable cure period, (ii) if the Employee’s employment is terminated by reason of death, the date of death of the Employee, or (iii) if the Employee’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice, which, in the event of a termination by the Employee without Good Reason, shall not be less than 60 days after such notice.
(aa)    “Delay Period” has the meaning specified in Section 12(c).
(bb)    “Disability” means, unless otherwise set forth in the Employee’s employment agreement with the Company, a condition that entitles an Employee to long term disability benefits under any applicable Company disability plan, any successor plan, or as defined under any applicable local laws, rules, or regulations.
(cc)    “Effective Date” means the date set forth in the first paragraph of this Policy.
(dd)    “Employee” has the meaning specified in Section 3.
(ee)    “Entity” has the meaning specified in Section 10(a).

(ff)    “Equity Choice Award” means an equity choice program award under a SAIP.
(gg)    “Excess Benefit Plan” means the Company’s Supplemental Retirement Plan and any other supplemental pension plans sponsored or maintained by the Company as may be in effect from time to time.
(hh)    “Excess Compensation” has the meaning specified in Section 9(b)(ii)(A).
(ii)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(jj)    “Excise Tax” has the meaning specified in Section 8.
(kk)    “Forfeiture Event” has the meaning specified in Section 9(b)(ii).
(ll)    “Good Reason” means, with respect to an Employee, the definition as such term is defined in any effective employment agreement with such Employee as of the Employee’s Date of Termination, otherwise Good Reason means the occurrence of any of the following events, unless the Employee has consented in writing thereto:
(i)    a material decrease in the Employee’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees of the Employee’s employer;
(ii)    a material diminution in the Employee’s authority, duties or responsibilities;
(iii)    a relocation of the Employee’s primary work location more than 50 miles from the Employee's primary work location at the time of such requested relocation;
(iv)    the failure of the Company to obtain the binding agreement of any successor to the Company expressly to assume and agree to fully perform the Company’s obligations under this Policy, as contemplated in the last sentence of Section 13(a) hereof;
provided, that within 90 days after the initial occurrence of any of the events or the initial existence of any of the conditions set forth in (i) through (iii) above the Employee delivers written notice to the Company of his or her intention to terminate his or her employment for Good Reason which specifies in reasonable details the circumstances claimed to give rise to the Employee’s right to terminate employment for Good Reason, and the Company fails to correct such conduct or condition after a period of 30 days following receipt of such notice. For purposes of this Policy, "Good Reason" is intended to constitute an "involuntary separation" within the meaning of Treasury Regulation § 1.409A-1(n)(2).
(mm)    “Independent Advisors” has the meaning specified in Section 8(c)(i).
(nn)    “Initial Payment Period” has the meaning specified in Section 12(c).
(oo)    “Limit” has the meaning specified in Section 12(c).

(pp)    “LTIP” means a long‑term performance incentive plan of the Company under an SAIP.
(qq)    “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a governmental authority.
(rr)     “PPACA” means the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder.
(ss)    “Reduced Amount” has the meaning specified in Section 8(a).
(tt)    “Release” has the meaning specified in Section 9(c)(i).
(uu)    “Release Period” has the meaning specified in Section 9(c)(i).
(vv)    “Restatement Clawback Period” has the meaning specified in Section 9(b)(ii).
(ww)    “SAIP” shall mean each plan, policy, program or arrangement maintained by the Company pursuant to which equity-based awards or cash awards may be granted to Employees, as may be amended and/or restated from time to time.
(xx)    “Severance Factor” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, the multiple for each Employee as set forth in Annex I hereto.
(yy)    “Severance Continuation Period” means, unless otherwise provided in the Employee’s effective employment agreement with the Company as of the Date of Termination, a period of a number of months following the Date of Termination for each Employee during which certain Severance Payments and Benefits will be provided pursuant to this Policy, as set forth in Annex I hereto.
(zz)    “Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Employee under this Policy.
(aaa)    “Supplemental Retirement Plan” means the International Flavors & Fragrances Inc. Supplemental Retirement Plan.
(bbb)    “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable, or exchangeable, upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.
(ccc)    “Voting Securities” means any securities or other ownership interests of an entity, which entitle or which may entitle, Persons holding such securities or other ownership interests to vote on matters submitted to such holders generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

3.    Eligibility. Each key executive or employee of the Company who has been designated in writing by the Committee (each an “Employee”) shall be eligible for the Severance Payments and Benefits and other provisions of this Policy if his or her termination of employment qualifies hereunder. Each Employee shall be designated in writing by the Committee as either (i) the Chief Executive Officer, (ii) a Tier I Employee or (iii) a Tier II Employee. Employees shall include persons employed outside the United States, if designated by the Committee and subject to Section 13(h) of this Policy. Unless expressly indicated in this Policy, the Chief Executive Officer shall be a Tier I Employee for all purposes under this Policy. For the avoidance of doubt, for purposes of Section 7 herein, an “Employee” shall be each key executive or employee of the Company who has been designated in writing as a Tier I Employee (including the Chief Executive Officer) or Tier II Employee by the Committee as of the date of the Change in Control.
4.    Administration. Subject to Section 13(e) hereof, this Policy shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Policy, to interpret this Policy, to prescribe, amend and rescind rules and regulations relating to this Policy, and to make all other determinations necessary or advisable for the administration of this Policy. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Policy. No member of the Committee, nor any Person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Policy, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each Person to whom any duty or power relating to the administration or interpretation of this Policy has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Policy, unless, in either case, such action, omission, or determination was taken or made by such member or other Person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.
5.    Termination of Employment for any Reason. Subject to the terms and conditions hereof, in the event of any termination of an Employee’s employment with the Company for any reason, including but not limited to a termination of employment by the Company for Cause, a termination of employment as a result of the Employee’s death, Disability or retirement, or the voluntary resignation by Employee without Good Reason:
(a)    The Company shall pay the Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Employee’s employment had not terminated, but in no event more than 60 days after Employee’s Date of Termination, or sooner if required by applicable law.
(b)    Except as expressly provided in Section 6 or Section 7, any outstanding Awards (including, for the avoidance of doubt, any AIP, LTIP, restricted stock unit, stock appreciation right, restricted stock and Equity Choice Awards) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable Award Agreements, SAIP and AIP.

(c)    Except as expressly provided in Section 7, the Employee's benefits and rights under any of the Company’s Benefit Plans, tax-qualified retirement or pension plans and any Excess Benefit Plan shall be determined in accordance with the applicable provisions of such plans, as may be in effect at the Employee’s Date of Termination.
In the event of a termination of employment by the Company for Cause, a termination of employment as a result of the Employee’s death, Disability or retirement, or the voluntary resignation by Employee without Good Reason, Employee shall not be entitled to receive any compensation, payments or benefits except as specified in Section 5(a)-(c).
6.    Termination of Employment by the Company Not for Cause or by a Tier I Employee for Good Reason Prior to or More than Two Years After a Change in Control. In addition to the payments and benefits set forth in Section 5, in the event the Employee’s employment with the Company is terminated prior to a Change in Control or more than two (2) years following a Change in Control either (i) by the Company without Cause or (ii) by a Tier I Employee for Good Reason, the Employee shall also be entitled to receive the following payments and benefits:
(a)    An amount equal to the product of the Employee’s Severance Factor times the sum of (i) the Employee’s annual base salary as of the Date of Termination and (ii) the Employee’s target annual incentive under the AIP for the year in which the Date of Termination occurs prorated based on the number of the Employee’s active days of employment with the Company during the performance period in which the Employee's Date of Termination occurs, payable in equal installments in accordance with the Company’s normal payroll practices starting on the first payroll period following the Employee’s Date of Termination and continuing until the expiration of the Employee’s Severance Continuation Period.
(b)    For a period commencing on the Employee’s Date of Termination until the earlier of (i) the expiration of the Employee’s Severance Continuation Period, (ii) the date of the Employee’s commencement of eligibility for benefits under a new employer's welfare benefit plans, and (iii) the Employee attaining age 65 (such period, the “Benefit Continuation Period”), the Employee shall be eligible for Benefit Continuation. Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 6(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 6(b) in a manner it determines, in its sole discretion, to comply with the PPACA. For the avoidance of doubt, in no event shall an Employee’s employment be deemed to have been terminated without Cause or for Good Reason as a result of the Employee’s death, Disability or retirement.
(c)    If a Tier I Employee’s employment with the Company is terminated by the Tier I Employee for Good Reason, any outstanding Awards under the 2010 SAIP shall be governed by the terms and conditions of the 2010 SAIP and applicable Award Agreements as if the Tier I Employee had been terminated by the Company without Cause.

7.    Termination by the Company Not for Cause or by Employee for Good Reason Within Two Years After a Change in Control. In addition to the payments and benefits set forth in Section 5, in the event the Employee’s employment with the Company is terminated within two (2) years following a Change in Control either (i) by the Company without Cause or (ii) by the Employee for Good Reason, the Employee shall also be entitled to receive the following payments and benefits:
(a)    An amount equal to the product of the Employee’s CIC Severance Factor times the sum of (i) the Employee’s annual base salary as of the Date of Termination and (ii) the greater of (x) the Employee’s target annual incentive opportunity under the AIP for the year in which the Date of Termination occurs and (y) the average annual incentive award paid to Employee under the AIP for the three (3) completed fiscal years immediately preceding the year in which the Date of Termination occurs (or, if the Employee was not employed by the Company or eligible for an Award under the AIP for the last three (3) completed fiscal years, such lesser number of completed fiscal years during with the Executive was eligible for an Award under the AIP), payable in a lump sum within 15 days following the Employee’s Date of Termination.
(b)    A lump-sum cash payment equal to the Employee's target annual incentive Award under the AIP for the year in which the Date of Termination occurs, with such Award prorated based on the number of the Employee’s active days of employment with the Company during the performance period in which the Employee's Date of Termination occurs, payable within 15 days following the Employee’s Date of Termination, and such payment shall be in full settlement of the Employee’s rights under the AIP Award for the year in which the Date of Termination occurs.
(c)    Unless otherwise provided in the applicable Award Agreement, with respect to each LTIP Award outstanding as of the Employee’s Date of Termination:
(i)    For each performance segment that ended prior to the Employee’s Date of Termination, the Employee shall receive an LTIP Award payment equal to the LTIP Award payment, if any, the Employee would have been entitled to receive for such performance segment had the Employee’s employment with the Company not been terminated, determined in accordance with the LTIP Award and the applicable Award Agreement; and
(ii)    For each performance segment in which the Employee’s Date of Termination occurs, the Employee shall receive an LTIP Award payment equal to the product of (x) the Employee’s target LTIP Award for the performance segment during which the Employee’s Date of Termination occurred and (y) a fraction, the numerator of which is the number of days during such performance segment preceding the Employee’s Date of Termination and the denominator of which is the total number of days in such performance segment;
with each of (i) and (ii) payable within 15 days following the Employee’s Date of Termination.
(d)    Unless otherwise provided in Sections 7(b) and 7(c) herein, any outstanding Awards (including, for the avoidance of doubt, any restricted stock unit, stock appreciation right, restricted stock and Equity Choice Awards) held by the Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable SAIP, it being understood that with respect to (i) Awards granted pursuant to the 2010 SAIP, this shall be Section 9(a)(ii) of the 2010 SAIP and (ii) with respect to Awards granted pursuant to the 2015 SAIP, this shall be Section 11(a) of the 2015 SAIP. The foregoing notwithstanding, if an Employee’s employment with the Company is terminated by the Employee for Good Reason, any outstanding Awards granted under the 2010 SAIP (other than the AIP and LTIP Awards) shall be treated as set forth in Section 9(a)(ii) of the 2010 SAIP as if the Employee had been terminated by the Company without Cause.
(e)    The Employee will be deemed to be fully vested in any benefits he or she has accrued, if any, under the Supplemental Retirement Plan, with the time or times at which benefits are payable under the Supplemental Retirement Plan unchanged; provided, however, that with respect to any “grandfathered” accrued obligations or to the extent permitted under Code Section 409A, the Company may elect to satisfy all obligations to the Employee and his beneficiaries under the Supplemental Retirement Plan by a lump sum payment of the present value of the accrued benefit under the Supplemental Retirement Plan.
(f)    For a period commencing on the Employee’s Date of Termination until the earlier of (i) the expiration of the Employee’s Severance Continuation Period, (ii) the date of the Employee’s commencement of eligibility for benefits under a new employer's welfare benefit plans, and (iii) the Employee attaining age 65 (such period, the “CIC Benefit Continuation Period”), the Employee shall be eligible for Benefit Continuation. Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 7(f) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the PPACA, the Committee shall have the right to amend this Section 7(f) in a manner it determines, in its sole discretion, to comply with the PPACA.
8.    Effect of Federal Excise Tax. This Section 8 specifies certain adjustments to the Severance Payments and Benefits an Employee may receive under this Policy if the Company determines that any Severance Payment or Benefit would subject such Employee to an obligation to pay an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax that may be imposed) or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”).
(a)    Cut‑Back to Maximize Retained After‑Tax Amounts. In the event the Company determines that any Severance Payment or Benefits would, in whole or part when aggregated with any other right, payment or benefit to or for the Employee (such Employee, the “Affected Employee”) under all other agreements, arrangements or plans of the Company, cause any Severance Payment and Benefit or any other payments or benefits to be subject to the Excise Tax, then the Severance Payments and Benefits and all such rights, payments and benefits shall, at the Company’s discretion, either (i) be paid in full or (ii) be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the “Reduced Amount”), but only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account the Excise Tax) of the unreduced Severance Payments and Benefits and all such other rights, payments and benefits.
(b)    Implementation Rules. If the Severance Payments and Benefits must be reduced as provided in Section 8(a), any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for the equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Employee shall be advised of the determination as to which compensation will be reduced and the reasons therefor, and the Employee and his or her advisors will be entitled to present information that may be relevant to this determination. In no event shall such reduction be effected through a delay in the timing of any Severance Payment and Benefit that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such delay).
(c)    For purposes of determining whether any of the Severance Payments or Benefits will be subject to the Excise Tax and the amount of such Excise Tax:
(i)    All Severance Payments and Benefits shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, the Severance Payments and Benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.
(ii)    The value of any non‑cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(d)    For purposes of determining the amount of the reductions in Severance Payments and Benefits pursuant to Section 8(b), the Affected Employee shall be deemed (i) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (ii) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes.

9.    Conditions to Receipt of Severance Payments and Benefits: Forfeiture and Repayment Obligations.
(a)    Conditions to Receipt of Payments; Employee Obligations. The following requirements must be met by the Employee as a condition to the right to receive, continue to receive, or retain any Severance Payments or Benefits under this Policy:
(i)    The Employee, acting directly or indirectly, shall not, during the period of the Employee’s employment and the twelve month period following the Employee’s Date of Termination, become employed by, render services for, serve as an agent or consultant to, or become a partner, member, principal, shareholder or other owner of any of the following entities: Firmenich, S.A., Givaudan, S.A., V. Mane Fils, S.A., Robertet, S.A., Symrise A.G., Takasago International Corporation, Wild Flavors GmbH, Sensient Technologies Corporation any of their respective Affiliates, or any other entity that is competitive with the Company, as determined by the Committee from time to time.
(ii)    The Employee, acting directly or indirectly, shall not, during the Employee’s period of employment and the twenty‑four month period following the Employee’s Date of Termination, (1) solicit, induce, divert, employ or retain, or interfere with or attempt to influence the relationship of the Company, with any Person or entity that is or was, during the last twelve (12) months of the Employee’s employment with the Company, (i) an employee of the Company or (ii) a Person engaged to provide services to the Company; or (2) interfere with or attempt to influence the relationship of the Company with any customer, supplier or other Person with whom the Company does business.
(iii)    The Employee shall not, at any time, directly or indirectly (a) disclose any Confidential Information (as defined below) to any Person (other than, only with respect to the period that the Employee is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company) or (b) use, sell or otherwise transfer, any Confidential Information for Employee’s own benefit or the benefit of any third party. “Confidential Information,” shall mean confidential, proprietary or commercially sensitive information relating to the Company or its employees, board members, customers, vendors, or other business partners and its businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know‑how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or Employee, together with all analyses, compilations, notes and other documents relating thereto.
(iv)    The Employee shall cooperate with the Company by making himself or herself available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.
(v)    The Employee shall not, during the period of employment, engage in willful misconduct or violation of a Company policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.
(vi)    The Employee shall, upon termination of employment with the Company, execute any documentation reasonably requested by the Company and return to the Company all property of the Company, its customers and vendors in Employee’s possession or control including, without limitation, all materials, work product or documents containing or pertaining to Confidential Information, and including without limitation, any Company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, iPhones, Androids, iPads, credit cards, printers, facsimile machines, televisions, card access to any Company building, customer lists, reports, files, e‑mails, work papers, memoranda, notes, formulae, tapes, programs, records and software, computer access codes or disks, instructional manuals, and other similar materials or documents used, received or prepared or supervised by Employee in connection with Employee’s work for the Company. Employee shall not retain any copies, duplicates, reproductions or excerpts of any of the aforementioned materials or documents and shall not at any time use, recreate or reproduce any said materials or documents.
(b)    Forfeiture and Repayment Obligations
(i)    Due to Employee Failure to Comply with Obligations. If an Employee fails to comply with any of the obligations set forth in Section 9(a) (a “Covenant Forfeiture Event”), the Employee will forfeit or repay, as the case may be, all Severance Payments and Benefits, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or provided to the Participant under this Policy, and the Company shall have no further obligation to pay, grant, settle, make, provide or continue to make or provide any Severance Payments and Benefits to the Employee under this Policy.
(ii)    Due to an Accounting Restatement or Misstatement. If the Company is required to prepare an accounting restatement, or if the Company determines that it has misstated its financial results, whether or not as a result of misconduct on the part of the Employee (an “Accounting Forfeiture Event” and, together with a Covenant Forfeiture Event, a “Forfeiture Event”), then, the Employee shall forfeit or repay the Excess Compensation (as defined below) in respect of Severance Payments and Benefits, whether vested or unvested, paid or unpaid, that was granted, settled, provided or paid during the period commencing on the first day of the 12‑month period covered by such misstated financial statement through the later of (x) the date of the filing of a restatement where an accounting restatement is required to be filed; (y) the date of the discovery of the misstated financials where any accounting restatement is not required to be filed;

or (z) any later date as may be required by applicable law, including the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Restatement Clawback Period”).

(A)
For purposes of this Section 9(b)(ii), the term “Excess Compensation” means, the difference between (x) the fair market value of the cash or stock paid to or received by the Employee as part of its Severance Payments and Benefits less (y) the fair market value of the cash or stock that would have been paid to or received by the Employee had the financial statements requiring the misstatement or restatement been properly stated, in all cases as determined by the Committee in its sole discretion.

(iii)    For the avoidance of doubt, Severance Payments and Benefits subject to the forfeiture and repayment obligations under this Section 9 shall include any unvested Award, and any amounts paid to Employee on settlement or vesting of an Award but shall not include (A) any earned and unpaid base salary payable through the Employee’s Date of Termination, (B) any unreimbursed business expenses reimbursable under Company policies then in effect, and (D) any amount paid by Employee to the Company as a condition of or in connection with settlement of a forfeited Award.
(iv)    Any policy of the Company providing for forfeiture or recoupment of compensation, including Section 10 of the 2010 SAIP and Section 32 of the 2015 SAIP, shall apply by its terms and shall not be deemed limited in any way by this Section 9 or any other provision of this Policy.
(v)    Any clawback or recoupment provisions required by law, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Severance Payments and Benefits paid or payable under this Policy.
(vi)    Any Severance Payments and Benefits (A) subject to repayment by the Employee under this Section 9 must be repaid to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to the Employee and (B) subject to forfeiture will be forfeited immediately upon written notice to Employee from the Company.
(c)    Employee Obligation to Execute Release and Termination Agreement.
(i)    The Company’s obligations under this Policy to make and provide any Severance Payments and Benefits is also conditioned upon the Employee signing the Exiting Employee Acknowledgement/Certification, any other documentation reasonably requested by the Company, and a release and termination agreement (the “Release”), in a form acceptable to, and to be provided by the Company, and such Release becoming effective, enforceable and irrevocable within 60 days following the Employee’s Date of Termination (such period, the “Release Period”).

(ii)    Any Severance Payment or Benefit that is subject to Code Section 409A that would otherwise have been made to an Employee but that is conditioned upon the execution and effectiveness of the Release shall be paid or provided on the first business day following the Release Period subject to the execution and effectiveness of the Release; provided that any in‑kind benefits provided pursuant to this Policy shall continue in effect after the Date of Termination pending the execution and delivery of the Release; provided that if the Release is not executed and delivered within the Release Period, the Employee shall reimburse the Company for the full cost of providing such in-kind benefits during the Release Period.
(d)    Agreement Does Not Prohibit Competition or Other Participant Activities. An Employee is not prohibited from engaging in an activity identified in Section 9(a) solely as a result of such provision. Rather, the non‑occurrence of the Forfeiture Events set forth in Section 9(a) is a condition to the Employee’s right to realize and retain value from his or her Severance Payments and Benefits, and the consequence under this Policy if the Employee engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Employee shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 9.
(e)    No Limitation of Rights. Any forfeiture or repayment under this Section 9 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) dismiss the Employee, (ii) adjust the future compensation of the Employee, or (iii) take such other action to enforce the Employee’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.
(f)    Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 9 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company from an Employee. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of an Employee’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Employee and the determinations of the Committee need not be uniform with respect to all Employees or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on any Severance Payment or Benefit granted, settled, paid or provided to an Employee under this Policy.
10.    Other Provisions Applicable to Severance Payments and Benefits.

(a)    Limitation of Benefits In Case of Certain Business Dispositions. Notwithstanding anything in this Policy to the contrary, unless the Committee in its sole discretion provides otherwise, an Employee shall not be entitled to any Severance Payments or Benefits upon a termination of employment prior to or more than two years after a Change in Control under Section 6, in the event such termination of employment results from the sale or spin‑off of an Affiliate, the sale of a division, other business unit or facility (each an “Entity”) in which the Employee was employed immediately prior to such sale, and the Employee has been offered employment with the purchaser of such Entity on substantially the same terms and conditions, as determined by the Committee in its sole discretion, under which the Employee worked prior to the sale, whether or not such Employee accepts or rejects such offer of employment. Such terms and conditions shall include an agreement or plan binding on such purchaser or Entity providing that, upon any termination of the Employee’s employment with the purchaser or spun‑off Entity of the kinds described in Sections 6 and 7, within two years following such sale or spin‑off, the purchaser or spun‑off entity shall pay and provide to such Employee payments and benefits comparable to those the Employee would have received under the applicable provisions of Sections 6 and 7 if the Employee had been terminated in like circumstances at the time of such sale and provided Severance Payments and Benefits.
(b)    Deferrals Included in Salary and Bonus. All references in this Policy to salary and annual incentive amounts mean those amounts before reduction pursuant to any deferred compensation plan or agreement.
(c)    Payments and Benefits to Beneficiary Upon Employee’s Death. In the event of the death of an Employee, all payments and benefits hereunder due to such Employee shall be paid or provided to his or her Beneficiary.
(d)    Transfers of Employment. Anything in this Policy to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Policy.
(e)    Right of Setoff. The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Employee from time to time, including amounts payable in connection with any Severance Payment and Benefits, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Employee, such amounts as may be owed by the Employee to the Company, including but not limited to amounts owed under Section 9, although the Employee shall remain liable for any part of the Employee’s payment obligation not satisfied through such deduction and setoff. By accepting the Severance Payments and Benefits under this Policy, the Employee agrees to any deduction or setoff under this Section 10(e).
11.    Other Plans and Policies; Non‑Duplication of Payments or Benefits.
(a)    Superseded Agreements and Rights. This Policy constitutes the entire understanding between the Company and the Employee relating to Severance Payments and Benefits to be paid or provided to the Employee by the Company, and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this

Policy, other than (i) as expressly set forth in this Policy, (ii) as determined in writing by the Committee, or (iii) as expressly provided in a plan, program or arrangement of the Company which is established following the Effective Date and in which the Employee is a participant.
(b)    Non‑Duplication of Payments and Benefits. The Employee shall not be entitled to any Severance Payment or Benefit under this Policy which duplicates a payment or benefit received or receivable by the Employee under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law, regulation, sound business practices and customs, provided however, that with respect to a benefit or payment that is expressly required to be provided by applicable law, regulation, sound business practices and customs, to the extent permissible under applicable law, the Company may offset the amount of any such benefits or payments against the Severance Payments or Benefits due under this Policy.
12.    Special Rules for Compliance with Code Section 409A. This Section 12 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 12 conflict with other terms of this Policy, the terms of this Section 12 shall control.
(a)    Termination of Employment Defined. For purposes of this Policy, a “termination of employment” means a separation from service within the meaning of Treasury Regulation § 1.409A‑1(h), except for a termination of employment providing for payments or benefits that are “grandfathered” or excluded from being a deferral of compensation under Code Section 409A.
(b)    Separate Payments. Any payment of Severance Payments and Benefits shall be deemed a separate payment for all purposes, including for purposes of Code Section 409A.
(c)    Six‑Month Delay Rule. In the event that any Severance Payments or Benefits constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and as of the date of the Employee’s “separation from service,” Employee is a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B), or any successor provision thereto), then, if the amount of any Severance Payments and Benefits, or any other payments and benefits due pursuant to any other agreement with or plan, program, payroll practice of the Company to be paid within the first six months following the date of such separation from service (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Severance Payments and Benefits that is payable or can be provided during the Initial Payment Period that does not exceed the Limit shall be paid or provided at the times set forth in this Policy; (ii) any portion of the Severance Payments and Benefits that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid or provided at the times set forth in in this Policy; and (iii) any portion of the Severance Payments and Benefits that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall not be paid or provided, to the extent making or providing such payment or benefit during the Initial Payment Period would result in additional taxes or interest under Code Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of Employee’s death (the “Delay Period”) and this Policy shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    Continued Benefits. To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Policy shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Employee’s taxable year next following Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.
(e)    No Acceleration. The timing of payments and benefits under this Policy may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A‑3(j)(4) or as otherwise permitted under Code Section 409A without the Employee incurring a tax penalty.
(f)    Limitation on Offsets. If the Company has a right of offset that could apply to a payment that constitutes a deferral of compensation under Code Section 409A, such right may only be exercised at the time the payment would have been made to the Employee and may be exercised only as an offset against an obligation that arose within 30 days before and within the same year as the payment date if application of such offset right against an earlier obligation would not be permitted under Code Section 409A.
(g)    General Compliance. In addition to the foregoing provisions, the terms of this Policy, including any authority of the Company and rights of the Employee which constitute a deferral of compensation subject to Code Section 409A (and which is not grandfathered or excluded from being deemed such a deferral), shall be limited to those terms permitted under Code Section 409A without resulting in a tax penalty to Employee, and any terms not so permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Code Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Policy, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross‑up is payable under this Policy with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Employee.
13.    Miscellaneous

(a)    Assignment; Non‑transferability. No right of an Employee to any payment or benefit under this Policy shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or of any beneficiary of the Employee. The terms and conditions of this Policy shall be binding on the successors and assigns of the Company.
(b)    Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld therefrom.
(c)    No Right To Employment. Nothing in this Policy shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Employee without any liability except as provided in this Policy.
(d)    Legal Fees. The Employee shall pay all legal fees and related expenses incurred in seeking to obtain or enforce any payment, benefit or right provided by this Policy; provided; however, that if the Employee prevails on at least one material claim that forms part of a dispute with the Company regarding the enforceability of any provision of the Policy, the Company shall promptly reimburse the Employee for all reasonable attorneys’ fees and related expenses (“Legal Fees”) incurred by the Employee in connection with such dispute, provided that the Participant shall have submitted an invoice for such Legal Fees at least 10 days before the end of the calendar year next following the calendar year in which such Legal Fees were incurred. In no event shall the payments by the Company of Legal Fees be made later than the end of the calendar year next following the calendar year in which such Legal Fees were incurred. The amount of such Legal Fees that the Company is obligated to pay in any given calendar year shall not affect the Legal Fees that the Company is obligated to pay in any other calendar year, and an Employee’s right to have the Company pay such Legal Fees may not be liquidated or exchanged for any other benefit.
(e)    Amendment and Termination. The Board may amend or terminate this Policy at any time, provided, however (i) during the two years following a Change in Control, this Policy may not be amended or terminated in any manner materially adverse to an Employee without the written consent of such Employee, and (ii), at any other time, this Policy may not be amended or terminated in any manner materially adverse to an Employee except with 60 day’s advance notice to the affected Employee, and no such amendment or termination shall be effective to limit any right or benefit relating to a termination during the two years after a Change in Control under Section 7 if a Change in Control has occurred prior to the lapse of such 60‑day notice period.
(f)    Governing Law; Arbitration. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS POLICY AND ANY RULES AND REGULATIONS RELATING TO THIS POLICY SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in New York, New York by one arbitrator in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and the Employee hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York or (ii) any of the courts of the State of New York located in New York County. The Company and the Employee hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and the Employee hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(g)    No Duty to Mitigate. No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Policy, and, except as expressly provided in this Policy, amounts or other benefits to be paid or provided to an Employee pursuant to this Policy shall not be reduced by reason of the Employee’s obtaining other employment or receiving similar payments or benefits from another employer.
(h)    Awards to Employees Outside the United States. The Committee may modify the terms and conditions of participation of any Employee who is then resident or primarily employed outside the United States or is subject to taxation by a non‑U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Employee is then resident or primarily employed.

Annex I

Title	Severance Factor	Severance Continuation Period	CIC Severance Factor
Tier I Employees
• Chief Executive Officer	24	24 months	3
• All Other Tier I Employees	1.5	18 months	2
Tier II Employees	1	12 months	1.5

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